Camber Energy, Inc. 8-K

Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under Item 4.01 in the Form 8-K dated August 2, 2018, of Camber Energy, Inc. (the “Company”) to be filed with the Securities and Exchange Commission on or around the date hereof and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

August 2, 2018